Exhbit 10.8

AMENDMENT
TO THE PROMISSORY NOTE DATED July 5, 2017

The parties agree that the Promissory Note Dated July 5, 2017 in the Original Principal Amount of $220.000 (the “Note") by and between Pura Naturals, Inc. (“Company”) and Vista (Capital Investments, LLC ("Holder") is hereby amended as follows:

Maturity:  The Maturity Dale shall be extended to February 6, 2018. In consideration for the extension, the Company shall deliver to Holder 300,000 (three hundred thousand) shares of Common Stock in the company ("Extension Shares") within three business days of the date hereof. The Extension Shares Shall be subject to a True-Up as set forth in Exhibit A attached hereto.

In the event of an occurrence of an Event of Default, as defined in the Note, Holder shall retain the right to convert any portion of the Note at any time as per Section 3 of the Note.

ALL OTHER TERMS AND CONDITIONS OF THE CONVERTIBLE NOTE REMAIN IN FULL FORCE AND EFFECT.

Please indicate acceptance and approval of this amendment dated January 11, 2018 by signing below:

/s/ Robert Doherty	/s/ David Clark
Robert Doherty	David Clark
Pura Naturals, Inc.	Vista Capital Investments, LLC
Chief Executive Officer

EXHIBIT A

TRUE-UP

True-Up:  If, on the date that is the six-month anniversary of the date of the date of this Amendment (“True-Up Date"), the volume weighted average price (as reported by Quotestream TM, a service of Quotemedia. Inc.) of the Company’s common stock (the "Common Stock") on the day immediately preceding the True-Up Dale (the “Subsequent Share Price"), as reported on the Company’s Principal Market, is less than the closing price of the Company‘s common stock on the date of this Amendment, then the Company shall, within three (3) trading days of Buyer’s provision of written notice in the form attached hereto as Exhibit B, issue and deliver to the Buyer an additional number of duly and validly issued, fully paid and non-assessable shares of Common Stock equal to (X) the quotient of $25,000 divided by the Subsequent Share Price. multiplied by 1.5. less (Y) the Extension Shares. Any additional shares of Common Stock issuable pursuant to this True-Up and referred to herein as “Additional shares." The Additional Shares, if required to be issued pursuant to this Amendment, shall be issued as provided in this Amendment, provided, however, that in no event shall the Buyer be entitled to receive shares of common stock in excess of the amount that would result in beneficial ownership by the Buyer and its affiliates of 9.99% of the outstanding shares of Common Stock at that time. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulations 13D-G thereunder. Accordingly, the Additional Shares, if required to be issued pursuant to this amendment, shall be issued in accordance with the beneficial ownership limitations contained herein, and in successive tranches (each an “Additional Tranche”) if the issuance of one tranche would result in the Buyer's beneficial ownership of more than 9.99% of the outstanding shares of Common Stock at that time. The Company shall issue each respective Additional Tranche of the Additional Shares, if required under this Amendment, within two (2) Trading Days of the request by Buyer, subject to the beneficial ownership limitations contained herein. If the Company fails to issue the Additional Shams or any Additional Tranche within the time frame specified in this Amendment, then the amount of Additional Shares in which Buyer is entitled shall automatically be multiplied by two. The Company shall at all times reserve slums of its Common Stock for Buyer in an amount equal to 400% multiplied by (X) the quotient of $25,000 divided by the lowest traded price of the Common Stock during the five Trading Days immediately preceding the respective date of calculation multiplied by 1.5, less (Y) the Extension Shares.